UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of

The Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): February 12, 2009

Nara Bancorp, Inc.

(Exact name of registrant as specified in its charter)

Delaware	000-50245	95-4170121
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

3731 Wilshire Boulevard, Suite 1000, Los Angeles, CA	90010
(Address of principal executive offices)	(Zip Code)

Registrant’s telephone number, including area code (213) 639-1700

(Former name or former address, if changed since last report.)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02.	Departure of Directors or Principal Officers; Election of Directors; Appointment of Principal Officers.

On February 12, 2009, Ms. Bonita Lee, 46, was offered and accepted the position of Executive Vice President and Chief Operating Officer (COO) for Nara Bancorp, Inc. (the “Company”) and its subsidiary Nara Bank, effective as of March 16, 2009.

Ms. Lee, the Company’s former Chief Credit Officer, worked for Nara Bancorp for 15 years prior to leaving the Bank in September 2008 to serve as Regional President of the Western Region of a Korean financial services company. As COO, Ms. Lee will oversee all business units and have responsibility for the day-to-day operations, including marketing and information technology.

Ms. Lee will be paid a base salary of $230,000 a year and be paid a signing bonus of $45,000 upon her first day of employment.

Ms. Lee will participate in the Company’s Long Term Incentive Plan (“LTIP”) and be eligible for a change in control payment of one year of base salary plus accrued bonus, if any. Ms. Lee was granted options to purchase 40,000 shares of Company common stock, at an exercise price of $8.64 per share. Her stock options will vest over five years at 20% a year on the anniversary of the grant date. Ms. Lee’s participation in the LTIP, change in control payments and the grant of her stock options may be subject to certain requirements of recent federal legislation

Item 9.01	Financial Statements and Exhibits.

99.1	Press Release dated March 12, 2009.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Nara Bancorp, Inc.

Date: March 13, 2009	/s/ Alvin D. Kang
Alvin D. Kang
Executive Vice President and
Chief Financial Officer

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